UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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Force Protection Video Equipment Corp.

(Name of Registrant as Specified In Its Charter)

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FORCE PROTECTION VIDEO EQUIPMENT CORP.

2629 Townsgate Road #215

Westlake Village, CA 91361

NOTICE OF ACTION TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF A MAJORITY OF THE VOTING POWER OF OUR STOCKHOLDERS IN LIEU OF A SPECIAL MEETING OF THE STOCKHOLDERS, DATED OCTOBER 8, 2021

NOTICE IS HEREBY GIVEN to inform the holders of record of our common stock, par value $0.00000001 per share (“Common Stock”) of Force Protection Video Equipment Corp., a Florida Corporation (the “Company,” “we,” “us,” or “our”), that the holders of our shares of Common Stock representing approximately 65.65% of our issued and outstanding capital stock entitled to vote, have executed a written consent in lieu of a special meeting of stockholders on October 8, 2021, to approve the following actions without a meeting of stockholders in accordance with Section 607.0704 of the Florida Business Corporation Act:

1.	Approval of an amendment to the Company’s Articles of Incorporation to authorize the Board to effect a Reverse Split of the Company’s issued and outstanding Common Stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000,000, with the Board having the discretion as to whether or not the Reverse Split is to be effected at any time prior to April 8, 2023, and with the exact ratio of any reverse split to be set within the above range as determined by the Board in its sole discretion, and if the Reverse Split occurs, the authorized capitalization of the Company will not change.

2.	Approval to amend the Company’s Articles of Incorporation to create 50,000,000 shares of blank check preferred stock, $0.0001 par value, with the Board having the authority to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. A series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board.

3.	Approval to change the name of the Corporation to BIGtoken, Inc.

Your vote or consent is not requested or required, and our Board is not soliciting your proxy. Section 607.0704 of the Florida Business Corporation Act and the Company’s bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if shareholders holding at least a majority of the voting power sign a written consent approving the action. We received a majority of the voting power of our Common Stock and Series A Preferred Stock, voting as a class.

The enclosed information statement contains information pertaining to the matters acted upon.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH WILL BE DESCRIBED HEREIN

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

By	Order of the Board of Directors

Christopher Miglino
Chief Executive Officer and Director

October [*], 2021

FORCE PROTECTION VIDEO EQUIPMENT CORP.

2629 Townsgate Road #215

Westlake Village, CA 91361

INFORMATION STATEMENT

Date first mailed to stockholders: On or about October [*], 2021

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

ABOUT THIS INFORMATION STATEMENT

This information statement (the “Information Statement”) has been filed with the Securities and Exchange Commission (“SEC”) and is being mailed or otherwise furnished to the registered shareholders of Force Protection Video Equipment Corp. a Florida corporation (the “Company,” “we,” or “us”), solely for the purpose of informing you, as one of our shareholders on the Record Date (as defined below), in the manner required under Regulation 14(c) promulgated under the Securities Exchange Act of 1934, as amended, that the holders of a majority of the voting power of our issued and outstanding capital stock have executed a written consent approving certain corporate actions described herein. All of these corporate actions described herein have also been approved by the Company’s board of directors (“Board”).

The proposed corporate actions were approved by a joint written consent (“Written Consent”) of the Board and SRAX, Inc., the holder of 149,562,566,584 shares of Common Stock (“Majority Shareholder”) on October 8, 2021 (“Written Consent Date”). The Majority Shareholder holds a majority of the voting power of our capital stock entitled to vote on the proposed actions as of the Written Consent Date. October 15, 2021 is the record date (“Record Date”) for the determination of shareholders who are entitled to receive this Information Statement.

WHAT IS THE PURPOSE OF THE INFORMATION STATEMENT?

This Information Statement is being furnished to you pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, to notify the Company’s shareholders as of the close of business on the Record Date, of the corporate actions taken by a majority of the voting power of the Company’s capital stock entitled to vote on the action. Shareholders holding a majority of the voting power of the Company’s outstanding Common Stock and Series A Preferred Stock, voting together as a class, have voted in favor of the proposals set forth herein.

WHO IS ENTITLED TO NOTICE?

With regard to the Proposals contained herein, each holder of outstanding shares of the Company’s Common Stock on the close of business on the Record Date is entitled to notice of the matter voted on by the shareholders. SRAX, Inc. the holder of 149,562,566,584 shares of Common Stock, as of the close of business on the Written Consent Date, held the authority to votes cast, which constitute in excess of fifty percent (50%) of the Company’s outstanding voting power and has voted in favor of the proposals herein. Under Florida law, stockholder approval may be taken by obtaining the written consent and approval of more than 50% of the holders of voting power of our capital stock entitled to vote, in lieu of a meeting of the shareholders.

WHAT CONSTITUTES THE VOTING SHARES OF THE COMPANY?

As of the Written Consent Date, the Company’s securities entitled to vote on the action consisted of (i) 226,828,797,262 shares of Common Stock and (ii) 5,000,000 shares of Series A Preferred Stock. Each share of Common Stock was entitled to one (1) vote per share and each share of Series A Preferred Stock is entitled to two hundred (200) votes per share.

WHAT CORPORATE MATTERS WERE APPROVED?

Shareholders holding a majority of our voting capital stock have voted in favor of the following proposals:

1.	Approval of an amendment to the Company’s Articles of Incorporation to authorize the Board to effect a Reverse Split of the Company’s issued and outstanding Common Stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000,000, with the Board having the discretion as to whether or not the Reverse Split is to be effected at any time prior to April 8, 2023, and with the exact ratio of any reverse split to be set within the above range as determined by the Board in its sole discretion, and if the Reverse Split occurs, the authorized capitalization of the Company will not change.

2.	Approval to amend the Company’s Articles of Incorporation to create 50,000,000 shares of blank check preferred stock, $0.0001 par value, with the Board having the authority to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such series, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established. A series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board.

3.	Approval to change the name of the Corporation to BIGtoken, Inc

The foregoing proposals have been approved and are discussed in further detail under their respective headings below.

WHAT VOTE IS REQUIRED BY SHAREHOLDERS TO APPROVE THE PROPOSALS

No further vote is required for approval of any proposal.

APPROVAL OF THE CORPORATE ACTION

Section 607.0704 of the Florida Business Corporation Act (“FBCA”) and the Company’s bylaws provide that any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if shareholders holding sufficient voting power to pass the proposal sign a written consent approving the action. The written consent of a majority of the voting power of our outstanding shares of Common Stock and Series A Preferred Stock voting together as a class, is sufficient to approve these matters. We received the written consent of 149,562,566,584 shares of Common Stock pursuant to the Written Consent, which constitutes approximately 65.65% of our outstanding voting capital entitled to vote on these matters as of the Record Date.

OUTSTANDING VOTING SECURITIES

As of the Written Consent Date, the Company’s authorized capital consisted of 1,000,020,000,000 shares of capital stock, 1,000,000,000,000 of which are authorized as Common Stock and 20,000,000 of which are authorized as preferred stock. As of the Written Consent Date, (i) 226,828,797,262 shares of Common Stock were issued and outstanding, and (ii) 5,000,000 shares of Series A Preferred Stock were outstanding, (iii) 10,500 shares of Series B Preferred Stock were outstanding, and (iv) 8,318 shares of Series C Preferred Stock were issued and outstanding. With regard to the Proposals contained herein, only the Common Stock and Series A Preferred Stock were entitled to vote. With regard to the matters to be voted upon, each share of outstanding (i) Common Stock is entitled to one (1) vote, and (ii) Series A Preferred Stock is entitled to 200 votes per share or an aggregate of 1,000,000,000 votes based on 5,000,000 shares of Series A Preferred Stock outstanding. The Series B and C Preferred Stock are not entitled to vote on any matters. The following shareholders voted in favor of the proposals via the Written Consent:

Name	Proposal No. 1	Class or Series	Number of Votes For
SRAX, Inc.	Approval to Amended the Articles of Incorporation authoring 50,000,000 shares of Blank Check Preferred Stock	Common Stock	149,562,566,584

SRAX, Inc.	Approval of Reverse Stock Split at discretion of Board prior to April 8, 2023	Common Stock	149,562,566,584

SRAX, Inc.	Approval of Name Change to BIGtoken, Inc.	Common Stock	149,562,566,584

Pursuant to Rule 14c-2 under the Exchange Act, the proposals will not be adopted until at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions effecting the name change and creation of Blank Check Preferred stock will occur during the fourth quarter of 2021 and the Reverse Split will be effected once the Board has made a final determination as to whether or not to consummate the Reverse Stock Split and at what ratio.

BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK

The following table sets forth, as of the Written Consent Date (except as stated otherwise), information regarding beneficial ownership of our capital stock by:

●	each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of any class of our voting securities;

●	each of our current directors and nominees;

●	each of our current named executive officers; and

●	all current directors and named executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person or group has the right to acquire within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that each of the beneficial owners of the common stock listed below, based on the information such beneficial owner has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property laws may apply.

Name and Address of Beneficial Owner (1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class (2)
Directors and named executive officers
Paul Feldman (3)	841,184,289	-	841,184,289	*
Lou Kerner (4)	-	-	-	*
George Stella (5)	-	-	-	*
Michael Malone	356,477,822	-	356,477,822	*
Daina Middleton	-	-	-	*
Yin Woon Rani	-	-	-	*
Christopher Miglino (6)	-	-	-	*
All directors and named executive officers as a group (7 individuals)	1,197,662,111	-	1,197,662,111	*

5% owners
SRAX, Inc. (6)	149,562,566,584	-	149,562,566,584	65.94%
All directors, named executive officers, and 5% owners as a group (8 entities)	150,760,228,645	-	150,760,228,645	66.46%

*	Represents less than one percent.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o FPVD, 2629 Townsgate Road #215, Westlake Village, CA 91361.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants. There are 226,828,797,262 shares of common stock issued and outstanding as of the Written Consent Date.

(3)	Address for holder is 1249 Kildare Farm Road, Suite 2019, Cary, NC 27511. Mr. Feldman’s employment as CEO and sole member of the Board was terminated as of the close of business on January 27, 2021.

(4)	Mr. Kerner began service as CEO on February 17, 2021. On May 15, 2021, his employment was terminated with the Company.

(5)	George Stella began service as Chief Revenue Officer on February 4, 2021. Effective May 18, 2021, Mr. Stella was additionally appointed to the role of President of the Company.

(6)	Effective May 18, 2021, Mr. Miglino was appointed to interim CEO of the Company Mr. Miglino also serves as the Chairman of the Company’s Board. Mr. Miglino is also Chairman and Chief Executive Officer of SRAX and has voting and dispositive control over the shares.

Series A Preferred Stock

The Company also has 5,000,000 shares of Series A Preferred Stock issued and outstanding, all of which are held by SRAX. The Series A Preferred Stock votes 200 votes per share. The Series A Preferred Stock is not convertible into common stock.

Name and Address of Beneficial Owner (1)	Shares	Shares Underlying Convertible Securities	Total	Percent of Class (2)
SRAX, Inc.	5,000,000	-	5,000,000	100.00%

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table. Unless otherwise indicated, the address of the beneficial owner is c/o FPVD, 2629 Townsgate Road #215, Westlake Village, CA 91361.

(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common share purchase options or warrants. There are 5,000,000 shares of Series A Preferred Stock issued and outstanding as of the Written Consent Date.

(3)	Mr. Miglino, our Chairman and interim Chief Executive Officer and the Chairman and Chief Executive Officer of SRAX has voting and dispositive control over the shares.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

As described below in Proposal No. 2, Christopher Miglino, our interim CEO and Chairman of the Board of Directors may have an interest in the creation of the Blank Check Preferred Stock. The Company is currently a party to an agreement and plan of merger (“Merger Agreement”) with BritePool, Inc. as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on October 1, 2021. As a closing condition to the merger contemplated in the Merger Agreement, the Company is required to convert all of SRAX’s 149,562,566,584 shares of Common Stock into non-voting shares of Preferred Stock that is convertible back into Common Stock (subject to beneficial ownership limitations), but otherwise having the same rights, preferences, and privileges of the Common Stock (the “Exchange Preferred Stock”). While not directly resulting from the authorization of Blank Check Preferred Stock, its authorization will allow the Board of Directors, at its discretion to create any series of Preferred Stock, including the Exchange Preferred Stock. As a result, while the Company contends that the creation and issuance of the Exchange Preferred Stock does not result in any economic gain to SRAX as compared to the Common Stock held by SRAX, with the main purpose of the exchange being the reduction in SRAX’s ability to exert voting control over the Company, Christopher Miglino, as CEO and Chairman of SRAX, may have an interest in such transaction resulting from his position at SRAX in addition to his role as our interim CEO and Chairman.

PROPOSAL NO. 1

REVERSE STOCK SPLIT

Principal Reasons for Reverse Stock Split

The Board and Majority Stockholder that voted to authorize the Reverse Split, believe that it is advisable and in the best interests of the Company and its shareholders to effect the Reverse Stock Split in order to reduce the number of issued and outstanding shares of capital stock. The Company believes that an increased market price of its stock will encourage interest and trading in the stock. Due to the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low priced (sub-penny) stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted that the liquidity of the Common Stock may be adversely affected by the Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split. The Board anticipates, however, that the expected higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

Effect of Reverse Stock Split

The Reverse Stock Split will affect all of our shareholders uniformly and will not affect any shareholder’s proportional voting power or percentage ownership interest of the Company, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional of a share which shall be rounded up the next whole share as discussed below.

The Reverse Stock Split will not affect the number of shares of Common Stock that we are authorized to issue, but will reduce the number of shares each Company shareholder held prior to the Reverse Stock Split, if and when it occurs. As of the Written Consent Date, the Company was authorized to issue 1,000,000,000,000 shares of Common Stock, par value $0.00000001 and 20,000,000 shares of preferred stock. Of this amount, (i) 226,828,797,262 shares of Common Stock were issued and outstanding, (ii) 5,000,000 shares of Series A Preferred Stock were outstanding, (iii) 10,500 shares of Series B Preferred Stock were outstanding, and (iv) 8,318 shares of Series C Preferred Stock were outstanding. Each share of outstanding (i) Common Stock is entitled to one (1) vote, and (ii) Series A Preferred Stock is entitled to two hundred (200) votes to approve the matters contained herein.

Upon completion of the of the Reverse Stock Split, the Company will be authorized to issue (not including the amendment in Proposal 2 to increase the number of Preferred Stock authorized and create “Blank Check Preferred Stock”) 1,000,000,000,000 shares of Common Stock, par value $0.00000001, and 20,000,000 shares of preferred stock. Of this amount, it is estimated that 226,829 shares of Common Stock will be outstanding upon completion of the Reverse Split, assuming the maximum split is effected. The table below summarizes the potential minimum and maximum Reverse Stock Split information:

	Pre-Reverse Stock Split	Post-Reverse Stock Split*
1-For-100 Reverse Stock Split +
Common Stock – Issued and Outstanding	814,184,289	2,268,287,973
Common Stock – Authorized	1,000,000,000,000	1,000,000,000,000
Common Stock – Available for future issuance	773,171,202,738	997,731,712,027
Preferred Stock – Issued and Outstanding	5,018,813	5,018,813
Preferred Stock – Authorized	20,000,000	20,000,000
Preferred Stock – Available for future issuance	14,981,187	14,981,187
1-For-1,000,000 Reverse Stock Split +
Common Stock – Issued and Outstanding	814,184,289	226,829
Common Stock – Authorized	1,000,000,000,000	1,000,000,000,000
Common Stock – Available for future issuance	773,171,202,738	999,999,773,171
Preferred Stock – Issued and Outstanding	5,018,813	5,018,813
Preferred Stock – Authorized	20,000,000	20,000,000
Preferred Stock – Available for future issuance	14,981,187	14,981,187

*	Number of shares issued and outstanding are approximate as the figures do not take into account issuances required for fractional shares.
+	Excludes additional authorization of Blank Check Preferred Stock pursuant to Proposal 2 below.

Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares will be entitled to receive an additional share by rounding up to the nearest whole number of shares.

Board Discretion to Implement or Abandon Reverse Stock Split

The Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split (with an exchange ratio determined by Board as described above) is in the best interest of the Company and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, existing and expected marketability and liquidity of our Common Stock, the number of remaining authorized shares of Common Stock, and the expense of effecting the Reverse Stock Split. Notwithstanding approval of the Reverse Stock Split by our shareholders, the Board may, in its sole discretion, abandon the corporate action. If the Board fails to implement the Reverse Stock Split on or prior to April 8, 2023, stockholder approval would again be required prior to implementing any Reverse Stock Split.

Effective Date

The Board of Directors will have discretion as to whether or not to effect the Reverse Stock Split at any time on or prior to April 8, 2023. If implemented by the Board, the Reverse Stock Split would become effective upon the filing of an amendment to our Articles of Incorporation with the Secretary of State of the State of Florida. Except as explained below with respect to fractional shares, on the effective date, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Common Stock in accordance with the Reverse Stock Split ratio determined by the Board within the limits set forth in this proposal.

Other Effects

If approved, the Reverse Stock Split may result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Authorized Shares of Common Stock

The Reverse Stock Split will not change the number of authorized shares of Common Stock but by virtue of the total number of shares decreasing, it will increase the number of shares available for future issuance for corporate needs such as equity financing, stock splits and stock dividends, employee benefit plans, or other corporate purposes as may be deemed by the Board to be in the best interests of the Company. The Board believes that such increase in available shares for future issuance as a result of the Reverse Stock Split will assist in the funding of our future operations. It will also provide us with greater flexibility in the future to take advantage of market conditions or favorable opportunities without the potential expense or delay incident to obtaining stockholder approval to increase our authorized capital.

Interest of Certain Persons In Matters to be Acted Upon

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests. The CEO of our Majority Stockholder is also our interim chief executive officer and director and the Majority Stockholder currently has the ability to determine all matters submitted to the vote of our shareholders including the election of directors as of the Written Consent Date.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the Reverse Stock Split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “Exchange Agent.” Holders of pre-Reverse Stock Split shares (“Old Shares”) will be asked to surrender to the Exchange Agent certificates representing the Old Shares in exchange for certificates representing post-Reverse Stock Split shares (“New Shares”) in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the Exchange Agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

No Appraisal Rights

Under applicable Florida law, our stockholders are not entitled to dissenter’s or appraisal rights with respect to the Reverse Stock Split and we would not independently provide our stockholders with any such right.

Material U.S. Federal Income Tax Consequences

The following summary describes the material U.S. federal income tax consequences of the proposed Reverse Stock Split to holders of our Common Stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (“IRS”) in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations. Any such change may be applied retroactively in a manner that could adversely affect a holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the proposed Reverse Stock Split.

This discussion is limited to holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules or to holders that are partnerships for U.S. federal income tax purposes. Holders should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the proposed Reverse Stock Split.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock who is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The proposed Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the proposed Reverse Stock Split. Accordingly, the aggregate tax basis in the New Shares should equal the aggregate tax basis in the Old Shares (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the New Shares should include the holding period for the Old Shares.

A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the proposed Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Old Shares that is allocated to such fractional share of our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held the Old Shares for more than one year as of the effective date of the proposed Reverse Stock Split. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of our Common Stock by a U.S. holder pursuant to the proposed Reverse Stock Split unless such U.S. holder is an exempt recipient. In addition, U.S. holders may be subject to backup withholding on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of our common stock that is neither a U.S. holder nor a partnership (or an entity treated as a partnership for U.S. federal income tax purposes).

Generally, a non-U.S. holder will not recognize any gain or loss upon the proposed Reverse Stock Split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the proposed Reverse Stock Split and certain other conditions are met, or (c) our common stock constitutes a U.S. real property interest by reason of our status as U.S. real property holding corporation for U.S. federal income tax purposes.

Gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. With respect to clause (c) above, we believe we are not currently and do not anticipate becoming a U.S. real property holding corporation. If we are or have been a U.S. real property holding corporation, any gain realized with respect to cash received in lieu of a fractional share may be treated as effectively connected with the conduct a trade or business in the United States subject to U.S. federal income tax and the cash proceeds may also be subject to a 10% withholding tax.

Information Reporting and Backup Withholding. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our common stock to a non-U.S. holder pursuant to the proposed Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS.

Required Vote

The Required Vote to pass this Proposal was a majority of the voting power of the issued and outstanding capital stock of the Company which was received pursuant to the Joint Written Consent on October 8, 2021.

PROPOSAL NO. 2

AMENDMENT TO ARTICLES OF INCORPORATION FOR BLANK CHECK PREFERRED STOCK

Our Board of Directors and the holders of a majority of our outstanding capital stock entitled to vote on the Proposal have approved via a joint written consent executed on October 8, 2021, an amendment to the Articles of Incorporation (“Amended Certificate”) to (i) increase the number of authorized shares of Preferred Stock from twenty million (20,000,000) to fifty million (50,000,000) and accordingly, our capital stock from one trillion twenty million (1,000,020,000,000) shares to one trillion fifty million (1,000,050,000,000) shares, and (ii) to create “Blank Check Preferred Stock” that the Board may establish in one or more series of preferred stock and fix the designation, number of shares, and certain preferences, limitations and relative rights of the shares of each series so established.

A copy of the form of anticipated Amended Certificate (including the amendment contemplated by Proposal No. 3 below) is attached hereto as Exhibit A and will not be filed until at least twenty (20) days from the mailing of our definitive information statement.

Current Plans, Proposals or Arrangements to Issue Securities

On September 28, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with BritePool, Inc. As a closing condition to the Merger Agreement, the Company is required to facilitate the conversion of 149,562,566,584 outstanding shares of Common Stock held by SRAX into shares of non-voting preferred stock of the Company containing a beneficial ownership limitation of 4.99% (subject to increase on 61 days’ notice) and otherwise having the same rights, preferences, and privileges of the Company Common Stock (the “Exchange Preferred Stock”). Accordingly, the Company has plans to create a class of non-voting preferred stock and exchange shares of such stock for the Common Stock currently held by SRAX. Notwithstanding, the Amended Certificate will not create or bind the Company to issue any new shares or create any series of preferred stock.

Upon the effectiveness of the Amended Certificate, the Company may explore additional financing opportunities or strategic transactions that would require the issuance of the “Blank Check Preferred Stock” that were approved by the Written Consent. Notwithstanding the Company has no such plans are currently in existence and the Company has not begun any negotiations with any party except as disclosed herein.

The Board’s primary objective in establishing a class of Blank Check Preferred Stock is to provide maximum flexibility with respect to future financing transactions, including being able to create a series of Preferred Stock in order to complete an exchange of SRAX’s Common Stock.

Additionally, Blank Check Preferred Stock is commonly authorized by publicly traded companies and is frequently used as a preferred means of raising capital and making acquisitions. In some circumstances, companies have been required to utilize senior classes of securities to raise capital, with the terms of those securities being highly negotiated and tailored to meet the needs of both investors and issuing companies. Such senior securities typically include liquidation and dividend preferences, protections, conversion privileges and other rights not found in common stock.

We presently lack the authority to issue Blank Check Preferred Stock and, accordingly, may not be eligible to enter into certain types of financings. As a result, we would continue to be limited to issuing common stock or debt securities to raise capital. By authorizing a class of Blank Check Preferred Stock, we would increase our flexibility in structuring transactions.

Once the Amended Certificate authorizes the issuance of Blank Check Preferred Stock, the Board would have discretion to establish series of preferred stock and the rights and privileges of each series so established, and the holders of our common stock would have no input or right to approve the terms of any such series. This includes the potential issuance of the Exchange Preferred Stock. Except as described herein, the Company has no present plans to issue any Blank Check Preferred Stock.

Certain Effects of Preferred Stock Issuance Upon Holders of Common Stock

Upon the effectiveness of the Amended Certificate, the Board of Directors will have the authority to establish series of preferred stock and the rights and privileges of each series so established, including establishing the number of shares constituting a series, dividend rights (including preferential rights to dividends), voting rights, conversion or exchange rights, redemption rights, sinking fund provisions, and rights in the event of voluntary or involuntary liquidation or dissolution (including preferential rights to payments in the event of dissolution or liquidation). All of the foregoing rights, preferences, privileges and limitations may adversely effect certain rights of our Common Stock holders, including but not limited to: (i) dividend preference, (ii) voting rights, and (iii) liquidation rights.

With respect to the potential issuance of the Exchange Preferred Stock, there would be no significant effects on the holders of our Common Stock.

Potential Anti-Takeover Effect

The Amended Certificate could adversely effect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances of Preferred Stock that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company.

The ability of our Board of Directors to establish the rights of, and to cause the Company to issue, substantial amounts of preferred stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company. Other than our possible creation and issuance of the Exchange Preferred Stock, the Company has no present plans to issue any shares of Preferred Stock.

No Appraisal Rights

Under the FBCA, our stockholders are not entitled to appraisal rights with respect to an increase of our authorized shares and creation of blank check preferred stock, and we will not independently provide stockholders with any such right.

Merger or Consolidation

The increase in the authorized shares is not directly related to any intent on behalf of the Company to engage in a merger or consolidation. Notwithstanding, the creation of Blank Check Preferred Stock will provide the Board with the ability to create a series of Preferred Stock that will meet the criteria described above under “Current Plans, Proposals or Arrangements to Issue Securities”.

Required Vote

The Required Vote to pass this Proposal was a majority of the voting power of the issued and outstanding capital stock of the Company which was received pursuant to the Joint Written Consent on October 8, 2021.

PROPOSAL NO. 3

AMENDMENT TO ARTICLES OF INCORPORATION TO CHANGE NAME

Our Board and the holders of a majority of our outstanding capital stock entitled to vote on the Proposal have approved via a joint written consent executed on October 8, 2021, an amendment to the Articles of Incorporation (“Amended Certificate”) to change the name of the Corporation from Force Protection Video Equipment Corp. to BIGtoken, Inc. (the “Name Change”).

A copy of the form of anticipated Amended Certificate (including the amendment contemplated by Proposal No. 2 above) is attached hereto as Exhibit A and will not be filed until at least twenty (20) days from the mailing of our definitive information statement.

Reasons for the Name Change

The Name Change reflects the business and products and services that the Company offers. The prior corporate name was left over from the completion of our share exchange transaction consummated on February 4, 2021 and the Company is now rebranding accordingly. We also believe that the Name Change will make it easier for our customers, suppliers, and contractors to properly present our corporate name when documenting transactions with us.

FORWARD-LOOKING STATEMENTS

This Information Statement may contain certain “forward-looking” statements as such term is defined by the U.S. Securities and Exchange Commission in its rules, regulations and releases, which represent our expectations or beliefs, including but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments, and future operational plans. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including uncertainty related to acquisitions, governmental regulation, managing and maintaining growth, volatility of stock prices and any other factors discussed in this and other of our filings with the Securities and Exchange Commission.

By Order of the Board of Directors of
Force Protection Video Equipment Corp.

/s/ Christopher Miglino
Christopher Miglino
Chief Executive Officer
October [*], 2021

EXHIBIT A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

FORCE PROTECTION VIDEO EQUIPMENT CORP.

(P11000025108)

PURSUANT TO SECTION 607.1006 AND 607.0704 OF THE

FLORIDA BUSINESS CORPORATIONS ACT

The undersigned, Michael Malone does hereby certify that:

1. He is the Chief Financial Officer of Force Protection Video Equipment Corporation, a Florida corporation (the “Corporation”).

2. The Corporation is authorized to issue 1,000,000,000,000 shares of common stock, $0.0001 par value and 20,000,000 shares of preferred stock, of which 5,000,000 shares of Series A Preferred Stock, 58,598 shares of Series B Preferred Stock, and 8,318 shares of Series C Stock are issued and outstanding.

3. Pursuant to Florida Business Corporations Act (the “FBCA”) Section 607.1006, the Corporation is amending its Articles of Incorporation.

4. Pursuant to FBCA Section 607.0704, a majority of the voting power of the Corporation’s issued and outstanding Common Stock, par value $0.00000001 and Series A Preferred Stock, par value $0.0001 voting together as a class, have amended the Articles of Incorporation to include an amendment that authorizes (i) 50,000,000 shares of Blank Check Preferred Stock and (ii) changing the name of the Corporation to BIGtoken, Inc.; and the number of votes cast for such amendment by the shareholders was sufficient for approval.

ARTICLE I

The name of the Corporation is: BIGtoken, Inc.

ARTICLE IV

The authorized capital stock of this corporation is as follows:

(i) 1,000,000,000,000 shares of common stock, of which as the effective date hereof, the par value of such common stock shall be reduced from $0.0001 to $0.00000001 per share, and

(ii) 50,000,000 shares of blank check preferred stock, par value $0.0001 (“Preferred Stock”) of which (i) 5,000,000 shares are designated Series A Preferred Stock, par value $0.0001 per share (ii) 60,000 shares are designated Series B Preferred Stock, par value $0.0001 per share and (iii) 8,318 shares are designated Series C Preferred Stock, par value $0.0001 per share. The Board of Directors of the Corporation (“Board”), by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established, A series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board pursuant to the authority in this paragraph given.

*********************

RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this amendment to the articles of incorporation in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this [*]th day of [*], 2021 to be effective on [*], 2021.

FORCE PROTECTION VIDEO Equipment corp.

Signed:
Name:	Michael Malone
Title:	Chief Financial Officer